News	EXHIBIT 99.1

Release
Investor and Media Contact:
A. Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Provides Business Update and Reports First Quarter 2012 Financial Results

-- Neo-Urinary Conduit™ Phase 1 Trial on Track --

-- IND Filing for Neo-Kidney Augment™ Expected During First Half of 2013 --

WINSTON-SALEM, NC, May 7, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today provided a business update and reported its financial results for the first quarter ended March 31, 2012.

“We continue to diligently execute on our value creating milestones for both of our two lead programs, the Neo-Urinary Conduit and the Neo-Kidney Augment,” said John L. Miclot, President and Chief Executive Officer of Tengion. “For the Neo-Urinary Conduit, we are very encouraged by the results we have seen in the fourth implanted patient in our Phase 1 trial and we remain on track to enroll up to 10 patients in this study by the end of 2012. We have also commenced the previously announced GLP animal study program to support an IND filing for the Neo-Kidney Augment program, which we believe will produce results in line with the positive data observed in our preclinical models of chronic kidney disease.”

Neo-Urinary Conduit Clinical Program Update
Tengion has implanted four patients in the ongoing Phase 1 clinical trial of its most advanced product candidate, the Neo-Urinary Conduit, for use in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit in up to 10 patients, as well as to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients. The ongoing initial trial is being conducted at the University of Chicago Medical Center and at The Johns Hopkins Hospital in Baltimore, Maryland.

Data from the first three patients in this trial allowed clinical investigators to make surgical modifications to address stoma patency, conduit integrity, and vascular supply. Following implantation of the fourth patient in the first quarter of 2012, Tengion and its clinical investigators believe they have successfully translated the surgical technique used in animal models, which they believe will address the complications that arose in the first three patients. In addition, there have been important observations made in the four patients that reinforce the potential of a clinically meaningful product profile for the Neo-Urinary Conduit. Tengion is actively recruiting additional patients in the trial. Assuming appropriate safety data, the Company anticipates that it will complete enrollment of up to 10 patients by the end of 2012.

Neo-Kidney Augment Preclinical Program Update
Tengion’s lead preclinical program, the Neo-Kidney Augment, is intended to prevent or delay the need for dialysis or kidney transplant by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD).

Tengion has now commenced the good laboratory practice (GLP) animal study program required by the U.S. Food and Drug Administration (FDA) to support an Investigational New Drug (IND) filing and initiation of a Phase 1 clinical trial in CKD patients. These GLP studies are consistent with studies using several preclinical animal models of CKD already conducted by Tengion, which yielded positive data demonstrating slowing of kidney disease progression and improved survival.

Tengion anticipates that it will submit an IND filing for the Neo-Kidney Augment during the first half of 2013 and that its Phase 1 trial will provide initial human proof-of-concept data in 2014. Tengion is also exploring an entry strategy in Europe for its Neo-Kidney Augment product candidate using the Advanced Therapy Medicinal Products (ATMP) pathway, an established regulatory route in Europe for advanced cell-based therapies. Tengion plans to define the European regulatory pathway for Neo-Kidney Augment program in the second half of 2012.

Financial Update
For the first quarter ended March 31, 2012, the Company reported an adjusted net loss of $4.4 million, or $0.18 per basic and diluted common share, compared to an adjusted net loss of $6.5 million, or $0.41 per basic and diluted common share, for the same period in 2011. The decreased adjusted net loss for the 2012 period was primarily due to a decrease in compensation-related expenses of $1.0 million and a decrease in depreciation expense of $1.0 million.

The decreased compensation-related expenses during the 2012 period, of which $0.6 million were attributable to research and development personnel and $0.4 million were attributable to general and administrative personnel, were primarily due to lower headcount resulting from the Company’s November 2011 restructuring. The decreased depreciation expense during the 2012 period resulted from both a change during the second quarter of 2011 in the estimated useful life of leasehold improvements at the Company’s leased facility in Winston-Salem, North Carolina and an impairment during the fourth quarter of 2011 of the carrying value of the Company’s leased facility in East Norriton, Pennsylvania. The loss per basic and diluted common share for the quarter ended March 31, 2012 was significantly affected by the issuance of common stock in connection with the equity financing completed March 2011.

As of March 31, 2012, the Company held $7.3 million in cash and cash equivalents. Based upon the Company’s currently expected level of operating expenditures and debt repayments, the Company expects to be able to fund its operations to September 2012.

Conference Call and Webcast
John L. Miclot, President and Chief Executive Officer, A. Brian Davis, Chief Financial Officer and Vice President of Finance, and Dr. Tim Bertram, Chief Scientific Officer and President of Research and Development, will host a conference call today, May 7, 2012, at 5:00 p.m. EDT to provide a business update and discuss the Company’s first quarter 2012 financial results.

The call can be accessed by dialing 1-866-356-4281 (domestic) or 1-617-597-5395 (international) five minutes prior to the start time and providing the access code 33248660. The conference call can be accessed from the Investors section of the Company’s website or directly at http://www.media-server.com/m/p/rf5nyqx7. The webcast will also be archived on the website.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company’s most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company’s lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's: (i) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (ii) expectations regarding ongoing and planned preclinical studies and clinical trials. Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to successfully enroll patients in its clinical trials, including its Phase 1 clinical trial for the Neo-Urinary Conduit; (ii) patients enrolled in the Company's clinical trials will not experience adverse events related to the Company's product candidates, which could delay clinical trials or cause the Company to terminate the development of a product candidate; (iii) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (iv) data from the Company's ongoing preclinical studies, including its proposed GLP program for the Neo-Kidney Augment, will continue to be supportive of advancing such preclinical product candidates; and (v) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials and that the Company will be successful in designing such clinical trials in a manner that supports the development of such product candidate; and (vi) the Company will be able enter into strategic partnerships on favorable terms, if at all, or obtain the capital it needs to develop its product candidates and continue its operations. For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

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TENGION, INC.
(A Development-Stage Company)

Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Period from July 10, 2003 (inception) through March 31, 2012
	2011	2012
Revenues	$—	$—	$—
Operating expenses:
Research and development	3,345	2,694	120,551
General and administrative	1,776	1,381	43,274
Depreciation	1,127	136	23,288
Impairment of property and equipment	—	—	7,371
Other expense	942	48	1,753
Total operating expenses	7,190	4,259	196,237
Loss from operations	(7,190)	(4,259)	(196,237)
Interest income	14	7	8,519
Interest expense	(272)	(174)	(15,063)
Change in fair value of warrant liability	419	(523)	15,975
Net loss	$(7,029)	$(4,949)	$(186,806)
Basic and diluted net loss attributable to common stockholders per share	$(0.45)	$(0.21)
Weighted-average common stock outstanding:
Basic and diluted	15,711	23,699

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2011	March 31, 2012
Cash and cash equivalents	$9,244	$7,349
Short-term investments	6,066	1,517
Total assets	17,817	11,273
Warrant liability	2,511	3,034
Long-term debt (including current portion)	4,987	4,535
Total liabilities	12,802	11,068
Total stockholders’ equity	5,015	205

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended March 31,
	2011	2012
Net loss attributable to common stockholders – GAAP	$(7,029)	$(4,949)
Change in fair value of warrant liability	(419)	523
Other expense	942	48
Adjusted net loss	$(6,506)	$(4,378)

Shares used in computing basic and diluted net loss attributable to common stockholders:
Basic and diluted	15,711	23,699

Basic and diluted net loss per share – GAAP	$(0.45)	$(0.21)
Adjustment per share	$0.04	$0.03
Basic and diluted net loss per share - adjusted	$(0.41)	$(0.18)